Exhibit 23.5

March 13, 2008

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Gentlemen:

We hereby consent to the inclusion of the Fairness Opinion addressed to the Board of Directors of Hampton Roads Bankshares, Inc. and to the inclusion of such opinion as Annex C and to the references made to such letter in this Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Hampton Roads Bankshares, Inc. and Shore Financial Corporation. In giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulation of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MCKINNON & COMPANY, INC.